Exhibit 3.232

FILED

JUL 5 1988 11:30 AM

SECRETARY OF STATE
CERTIFICATE OF INCORPORATION
OF
BFI Ref-Fuel, Inc.
          1. The name of the corporation is:
BFI Ref-Fuel, Inc.
          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).
          5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.
          6. The name and mailing address of the incorporator is:
M. C. Kinnamon
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of July, 1988.

M. C. Kinnamon

M. C. Kinnamon

RECEIVED FOR RECORD

JUL 08 1988

William M. Honey, Recorder